UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Mistras Group, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

September 9, 2015

Dear Mistras Shareholder:

I am pleased to invite you to attend the 2015 Annual Shareholders Meeting of Mistras Group, Inc. The meeting will be held at our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey on Tuesday, October 20, 2015 at 5:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of seven directors to our Board of Directors;

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016;

•	an advisory vote on our executive compensation; and

•	any other business which properly comes before the meeting.

Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible.  Information about how to vote is included in the accompanying proxy statement or proxy card or in the voting instructions you will receive from your bank or broker.  It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D.
Chairman of the Board,
Chief Executive Officer and President

Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 9, 2015

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Tuesday, October 20, 2015 at 5:00 p.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Tuesday, October 20, 2015

Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550

Items of Business:

•    Election of seven directors, constituting the entire Board of Directors

•    Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2016

•    An advisory vote on the Company’s executive compensation

•    Such other matters as may properly come before the meeting or at any adjournment or postponement thereof

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on August 24, 2015 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

Michael C. Keefe
Executive Vice President,
General Counsel and Secretary

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2015 annual meeting of shareholders (“2015 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2015 Annual Meeting, which will take place on October 20, 2015, beginning at 5:00 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the back cover of this proxy statement for directions. Shareholders will be admitted to the 2015 Annual Meeting beginning at 4:45 p.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG” and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials are first being distributed to shareholders on or about September 9, 2015 (see Internet Availability of Proxy Materials below). In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the proxy included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his or her own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs. If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2015 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Internet Availability of Proxy Materials. We are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”). Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Voting Recommendation of the Board. The Board recommends that shareholders vote:

  FOR each of the seven nominees of the Board of Directors (Item 1);

  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 (Item 2); and

  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3).

Shareholders Entitled to Vote, Quorum and Votes Needed. Shareholders of record of our common stock at the close of business on August 24, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 28,858,799 shares outstanding.

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For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the seven nominees receiving the most “FOR” votes will be elected to the Board. Accordingly, under Delaware corporate law and our bylaws, only votes “FOR” will affect the outcome of the vote. However, as set forth in the Director Resignation Policy described on Page 7, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the Board. Item 2, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares present or represented and entitled to vote on this matter at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Item 3, Advisory Vote on Executive Compensation, also requires the affirmative vote of a majority of the shares present or represented and entitled to vote on these matters at the meeting. Abstentions from voting on Item 3 and broker non-votes will have the practical effect of a vote against this proposal because an abstention or broker non-vote results in one less vote for the proposal.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors or on Item 3 regarding executive compensation in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote.  Shares held in your name as the shareholder of record may be voted by you in person at the 2015 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2015 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2015 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card. Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct. If you receive paper copies of our proxy materials and a proxy card or voting instruction card, you can vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive. More information on how to vote by proxy is included in the proxy materials.

If any matters are properly presented for consideration at the 2015 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2015 Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2015 Annual Meeting.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the election of directors, Item 1, or on Item 3, you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the advisory vote regarding executive compensation, no votes will be cast on your behalf on either of these items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2).

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If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 and 3. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting, but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election at the meeting.

Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

CORPORATE GOVERNANCE

Overview

Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continuously reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

•	Audit Committee Charter
•	By-Laws
•	Certificate of Incorporation
•	Code of Conduct
•	Code of Ethics for Executive Officers, Senior Financial Officers and Managers
•	Compensation Committee Charter
•	Complaint Procedures for Accounting and Auditing Matters
•	Corporate Governance Committee Charter
•	Corporate Governance Guidelines
•	Director Nominating Process and Policy
•	Director Qualification Criteria
•	Director Resignation Policy
•	Securityholder Communication Policy
•	Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board of Directors currently consists of seven members: James J. Forese, Richard H. Glanton, Michael J. Lange, Ellen T. Ruff, Manuel N. Stamatakis, Sotirios J. Vahaviolos and W. Curtis Weldon. Ms. Ellen Ruff has decided not to stand for re-election, and the Board has nominated Nicholas DeBenedictis to be elected as a director at the 2015 Annual Meeting to replace Ms. Ruff. We would like to thank Ms. Ruff for her dedicated service and contributions she made to the Board and the Company during her tenure on the Board.

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In July 2015, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Ruff and Messrs. Forese, Glanton, Stamatakis and Weldon, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company. In addition, the Board has also determined that director nominee Mr. DeBenedictis is also independent.

In making this determination, the Board took into account that one of Mr. Stamatakis’ companies, Capital Management Enterprise (“CME”), provides benefits consulting services to the Company. The Company did not pay any fees to CME in fiscal 2015. Taking into account all the facts and circumstances, the Board determined that this relationship does not interfere with or impair Mr. Stamatakis’ ability to be independent from management.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
James Forese	Chair	Member
Richard Glanton		Chair	Member
Ellen Ruff	Member
Manuel Stamatakis	Member	Member	Chair
Curtis Weldon			Member

Upon his election as a director, Mr. DeBenedictis would be added to the Audit Committee to replace Ms. Ruff.

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, as does director nominee Mr. DeBenedictis, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

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•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including specific goals, targets and amounts, equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;

•	the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;

•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

•	overseeing the evaluation of our Board and management;

•	reviewing succession planning;

•	recommending members for each Board committee to our Board; and

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company’s founder and 44% shareholder, Dr. Vahaviolos, serving in that dual role. The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

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The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, is the founder who built the Company from the beginning. Dr. Vahaviolos’ combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees, customers and other constituents. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors take into account Dr. Vahaviolos’ 44% ownership interest in the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for us.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis currently serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers, Senior Financial Officers and Managers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, accounting officers, controllers, persons performing similar functions, and other senior finance and accounting managers. This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

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The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2016 in order to receive adequate consideration for the 2016 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Director Resignation Policy

The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;
•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or
•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Other Key Governance Matters

Executive Sessions. The Audit Committee met four times and the Compensation Committee met once during fiscal year 2015 in executive session without the Chairman and CEO or any other members of management present. The independent directors met four times during fiscal year 2015 in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized on the next page.

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Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 44% ownership, his history as our founder and his stature in and knowledge of the asset integrity management and non-destructive testing, or NDT, industry. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Board Meetings.  During 2015, the Board, the Compensation Committee and the Corporate Governance Committee each had four meetings and the Audit Committee held seven meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance.  The Company expects all directors to attend the annual meeting of shareholders. All of our directors elected at our 2014 annual shareholders meeting attended the meeting.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

DIRECTOR COMPENSATION

For fiscal 2015, the directors received fees of $50,000 and an equity grant of $75,000 in shares of our common stock. The committee chairperson fees were $10,000 for the Audit Committee and $7,500 for the Compensation Committee and the Corporate Governance Committee. The director fees and committee chair fees are paid quarterly in cash, but directors can elect to receive these fees in shares of our common stock, which Mr. Stamatakis has elected to do since 2011.

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The following is the compensation of our non-employee directors in fiscal 2015.

	Cash	Stock (1)	Total
Daniel Dickinson	$28,750	$37,446	$66,196
James Forese	$60,000	$74,971	$134,971
Richard Glanton	$55,000	$74,971	$129,971
Ellen Ruff	$50,000	$74,971	$124,971
Manuel Stamatakis	—	$132,448	$132,448
W. Curtis Weldon	$31,250	$46,906	$78,156

(1)	Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three trading day period ending on the grant date, which is the reason for the difference between the award values above and the intended market value, using the three trading day average.

For fiscal 2016, the directors will receive annual retainers of $60,000 and equity awards of $75,000 worth of shares of our common stock. Fees for committee chairpersons will remain at $10,000 for Audit Committee and $7,500 for the Compensation and Corporate Governance Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2015, Messrs. Forese, Glanton and Stamatakis served as members of our Compensation Committee, as did former director Daniel Dickinson prior to the 2014 annual meeting. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Certain relationships and related PERSON transactionS

Policy and Procedure for Approval of Related Person Transactions

We have a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval of a transaction by the Corporate Governance Committee is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

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The following are transactions with related persons requiring approval under our policy. The Corporate Governance Committee has reviewed all of these transactions and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman, CEO and President. The lease provides for monthly payments of approximately $74,000 through October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500 during that last year of the lease term, which expires October 31, 2024.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $21,000 and terminates January 2016.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2015, Dr. Vahaviolos’ daughter received approximately $115,000 in total compensation and benefits. At the landlord’s request, Dr. Vahaviolos’ daughter personally guaranteed payments on a four year lease at approximately $7,000 per month for office space for our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our initial public offering in October 2009, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos. This agreement grants Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2015, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2015 (September 29, 2015), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of July 31, 2015, we had 28,703,320 shares of common stock outstanding.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

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Name	Shares Beneficially Owned	Percentage of Class
Directors and Officers
Sotirios J. Vahaviolos (1)	13,404,505	43.7%
James J. Forese	61,252	*
Richard H. Glanton	8,054	*
Michael J. Lange (1)	367,261	1.3%
Ellen T. Ruff	11,648	*
Manuel N. Stamatakis	30,400	*
W. Curtis Weldon	2,306	*
Jonathan H. Wolk (1)	25,884	*
Dennis Bertolotti (1)	92,035	*
Michael C. Keefe (1)	18,786	*
Directors and Executive Officers as a Group (1)	14,190,817	45.9%
Other 5% Holders
Wellington Management Group LLP (2)	1,593,541	5.6%
RBC Global Asset Management (U.S.) Inc. (3)	1,476,678	5.1%

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes options to purchase common stock exercisable as of July 31, 2015 or within 60 days thereafter and all unvested restricted stock units (“RSUs”) for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	1,950,000	38,256	1,988,256
Michael J. Lange	139,358	29,776	169,134
Jonathan H. Wolk	—	18,750	18,750
Dennis Bertolotti	26,000	21,841	47,841
Michael C. Keefe	—	11,128	11,128
Directors and Officers as a Group	2,115,358	127,715	2,243,073

(2)	Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2014. The address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(3)	Based upon a schedule 13G filed with the SEC for the year ended December 31, 2014. The address is 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the past three years (excluding shares a director has elected to take in lieu of cash fees). Our CEO is required to hold five times his annual base salary and all other executive officers are required to hold at least two times their annual base salary. Our current executive officers (other than Mr. Wolk) have until January 2017 to meet these guidelines, and Mr. Wolk and future executive officers will have five years from their appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines.

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Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2015, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Weldon was late filing his report on Form 3 and Mr. Bertolotti was late filing one report on Form 4 involving one transaction for the withholding of shares to pay taxes.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1: ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has recommended that all of the current members of our Board of Directors be nominated for re-election to the Board, with the exception of Ms. Ellen Ruff, who has decided not to stand for re-election. In addition, the Board has nominated Nicholas DeBenedictis for election to the Board at the 2015 Annual Meeting. Mr. DeBenedictis was recommended to the Board by Messrs. Glanton and Stamatakis, who know Mr. DeBenedictis personally. Directors who are elected at the 2015 Annual Meeting will serve a one-year term expiring at the 2016 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. A majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Forese, Lange and Stamatakis and Dr. Vahaviolos have been on our Board for over ten years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision making of the Board.

We believe that each nominee for election as director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

Nicholas DeBenedictis

Age 69

Nicholas DeBenedictis served as Chief Executive Officer of Aqua America, Inc. from July 1992 until his retirement in July 2015, and has been the Chairman of the Board since May 1993, becoming a non-executive Chairman of the Board upon his retirement as CEO. He also served as Chairman and Chief Executive Officer of Aqua America’s principal subsidiaries, including Aqua Pennsylvania, Inc. Mr. DeBenedictis served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation) from 1989 until 1992; as President of the Greater Philadelphia Chamber of Commerce from December 1986 to April 1989; and as the Secretary of the Pennsylvania Department of Environmental Resources from 1983 to 1986. Mr. DeBenedictis is also a director of Exelon Corporation and P.H. Glatfelter Company, and also serves on the boards of Pennsylvania area non-profit, civic and business organizations. Mr. DeBenedictis received a B.S. in business administration and a M.S. in environmental engineering and science from Drexel University.

The Board believes that Mr. DeBenedictis is a qualified candidate because of his knowledge, experience and demonstrated success from serving for over 20 years as the chairman and chief executive officer of a substantial public company. He has also served as an executive of a major electric utility, the head of Pennsylvania’s environmental regulatory agency, and as a director of two other public companies in addition to his role as Chairman at Aqua America, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. The Board believes that the experience, insights and knowledge Mr. DeBenedictis has from his leadership roles in business and community activities are important qualifications, skills and experience that will provide valuable assistance to the Board and greatly contribute to the overall knowledge of the Board and its ability to address the issues the Board and the Company will confront.

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James J. Forese

Director since 2005; Age 79

Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in July 2003. Prior to joining HCI Equity Partners, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese is a director and a member of the audit committee, compensation committee and environmental, health & safety committee of Progressive Waste Solutions, and non-executive chairman since January 2010, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the Board of Directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’s experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens some of the Board’s and Audit Committee’s key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since 2009; Age 68

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to elected officials. From May 2003 to May 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc., where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003; Age 55

Mr. Lange is Vice Chairman and Group Executive Vice President, Strategic Planning and Business Development for the Company. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000. Mr. Lange is a well-recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for over 20 years. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics.

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The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Manuel N. Stamatakis

Director since 2002; Age 67

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania. Mr. Stamatakis is also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Greater Philadelphia Tourism Marketing Corporation, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge and experience, particularly those gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978; Age 69

Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 44% ownership interest in the Company, positions him well to serve as our Chairman.

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W. Curtis Weldon

Director since 2014; Age 68

Mr. Weldon served 20 years in the United States Congress as Representative for the 7th District of Pennsylvania from 1987 to 2007. Mr. Weldon retired from Congress as Vice Chairman of the Armed Services Committee and Vice Chairman of the Homeland Security Committee and during his tenure also served as Vice Chair, House Armed Services Committee; Chairman, Tactical Air and Land Forces Subcommittee; Chairman, Military R&D Subcommittee; Vice Chair, Homeland Security Committee; and Member, House Science Committee. Mr. Weldon also organized and chaired the National Disaster Fire and EMS Caucus for 20 years and served as America’s Honorary Fire Chief. Mr. Weldon also served on 60 Bi-Partisan Congressional Delegations to over 125 countries. Since his retirement from Congress, Mr. Weldon founded Jenkins Hill International in 2007, which provides national and international consulting services. Mr. Weldon also serves on the board of advisors or directors of numerous organizations, including the U.S. Congress Defense & Security Task Force, Department of Homeland Security Technical Advisory Panel, Center for Campus Fire Safety, and Transeco Energy Corporation, and is actively involved in fire safety and prevention and first responders organizations. Mr. Weldon received his BA in Humanities with concentration in Russian Studies from West Chester University, an associate’s degree in Fire Science from Delaware County Community College and is a National Fire Prevention Association Certified Fire Protection Specialist.

The Board believes that Mr. Weldon’s vast experience in Congress and his leadership roles in foreign affairs bring unique insight and experience to the Board. In addition, Mr. Weldon’s experience in foreign relations in many countries will provide valuable assistance to the Company as we address various issues involving our international business. Mr. Weldon’s experience with and knowledge of government will also assist the Company as we look to grow our asset protection solutions offerings for public infrastructure, such as bridges, and military equipment, such as aircrafts. Mr. Weldon’s leadership in fire safety and prevention is also complimentary to our emphasis on safety and accident prevention.

Vote Required and Recommendation of the Board. The seven nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2016. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders best interests.

A representative of KPMG is expected to attend the 2015 Annual Meeting and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm will be approved if a majority of the shares of common stock present or represented by proxy at the 2015 Annual Meeting vote for this item. The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016.

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AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG. These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2015 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and KPMG. The Audit Committee also discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015 for filing with the Securities and Exchange Commission.

James Forese, Chairman

Ellen Ruff

Manuel Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of our fiscal 2015 and 2014 financial statements and the fees billed in fiscal 2015 and 2014 for the other services listed below.

	2015	2014
Audit Fees	$1,410,000	$1,316,000
Audit-Related Fees	$23,000	—
Tax Fees	25,000	—
All Other Fees	—	23,675
Total	$1,458,000	$1,339,675

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Audit Fees: Audit fees for both years consisted of aggregate fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and, reviews of interim consolidated financial information.

Audit-Related Fees: Consisted of fees for performing statutory audits for certain international subsidiaries.

Tax Fees: Consisted of fees for tax consultation services.

All Other Fees: Consisted of fees for advisory services related to the Company’s filing of Form SD for conflict minerals.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. All of the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.

ITEM 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board recommends, approves and governs all of the compensation policies and actions for all of our named executive officers. The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be approved if a majority of the shares of common stock present or represented by proxy at the 2015 Annual Meeting vote FOR this item. The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2015 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2015.

Richard Glanton (Chairman)

James Forese

Manuel Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to link incentive compensation to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance. In fiscal 2015, we kept the annual incentive plan as it has been for the past few years, as we and the Compensation Committee believe this plan achieves our overall executive compensation objectives. In fiscal 2014, we changed the long-term incentive compensation in an effort to reward results over a longer period of time and to more closely align equity compensation with shareholder interests. To accomplish this, we awarded performance share units, which are tied to our earning per share growth and the return to our shareholders relative to other companies in our sector over a three year period. We continued this plan for fiscal 2015 and again awarded performance share units with the same performance metrics. For 2016, we have modified the equity compensation component of our program, and this is discussed below.

Overview and Philosophy

Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business profitably and aligning the long-term interests of our executives and shareholders.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual cash incentive or “bonus plan” and an equity compensation plan or “equity plan”. The awards for both plans are based primarily on the Company’s financial performance, with the bonus plan being a cash program, while the equity plan awards equity interests in the Company. The objective of the bonus plan is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year. The “equity plan” offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO. The Compensation Committee annually reviews the Chairman and CEO’s performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Forese, Glanton and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. The Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the compensation programs and assist in the development of the equity plan. Pay Governance has been retained directly by the Compensation Committee and any services rendered for us are as directed by the Compensation Committee.

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Components of Executive Compensation for Fiscal 2015

The principal components of our current executive compensation program are base salary, the bonus plan and the equity plan incentive awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee takes into account benchmarking information regarding our executive officers’ base salary against an industrial peer group and broader database when determining adjustments to executive officers’ salaries.

The bonus plan and equity plan for our executive officers are performance based, and are tied to our results and return to shareholders, as described below. The objective of these plans is to link compensation to our performance. The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the bonus plan and equity plan, more than 50% of total compensation for all of our named executive officers is performance-based, and almost 75% of our Chairman and CEO’s compensation is performance-based.

Under the bonus plan, executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus can be earned for that metric.

The equity plan provides executive officers with the opportunity to earn equity based our performance against agreed upon metrics. Under the equity plan for fiscal 2015, we awarded each executive performance share units, which allow executives to earn shares based upon our performance over 3 years. The performance metrics for 2015 are adjusted EPS growth and the total shareholder return of our common stock over 3 years relative to an investment peer group. More details of the program are described below.

Each executive has a target award potential he can earn under each program expressed as a percentage of his base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance against specific metrics.

The following are the 2015 target awards for our named executive officer under each program.

		Percentage of Base Salary
Name	2015 Position	Bonus Plan	Equity Plan
Sotirios Vahaviolos	Chairman, President and Chief Executive Officer	85%	200%
Jonathan Wolk	Executive Vice President, Chief Financial Officer and Treasurer	55%	80%
Michael Lange	Vice Chairman and Group Executive Vice President, Strategic Planning and Business Development	60%	100%
Dennis Bertolotti	Group Executive Vice President, Services for Americas	50%	80%
Michael Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

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Bonus Plan

For fiscal 2015, performance metrics for the bonus plan were (i) EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other unusual and/or nonrecurring expenses, which accounted for 30% of the award, (ii) revenue, which accounted for 30% of the award and (iii) EBITDAS as a percent of revenue, also known as EBITDAS margin, which accounted for 20% of the award. These metrics were established at the beginning of fiscal 2015 based upon the Company’s internal plan and budget. With respect to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the Company’s overall performance accounted for 100% for these three metrics under the bonus plan (which comprise 80% of the award opportunity). For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the EBITDAS, revenue and EBITDAS margin metrics under the bonus plan were based 75% on their specific business unit’s or segment’s performance and 25% on the Company’s overall performance. The remaining 20% of the award potential for all executive officers was based upon the individual executive officer’s performance relative to specific individual objectives.

The revenue, EBITDAS and EBITDAS margin metrics were selected for the bonus plan because these are the primary metrics management and the Board use to evaluate our performance. The EBITDAS margin metric was selected to provide incentives for management to continue growing the business while maintaining an appropriate level of profitability

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award. The Compensation Committee determines the individual performance portion of the bonus plan award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the bonus plan awards for the other executive officers.

Equity Plan

In fiscal 2015, the Compensation Committee awarded each executive officer a target number of performance share units (“PSUs”) he can earn, which is a based upon a percentage of his base salary as set forth in the table above and the beginning price of our common stock for determining total shareholder return, as described below. At the end of the performance period, the PSUs earned will be paid in shares of the Company’s common stock based upon performance against performance metrics. The number of PSUs earned would depend upon how well we performed against the metrics. The performance metrics are (i) compounded annual growth rate (CAGR) for adjusted earnings per share, or “adjusted EPS”, which accounts for 75% of the award, and (ii) relative total shareholder return which accounts for 25% of the award. The plan provides for a three year measuring period, so awards will be paid based upon the performance of the adjusted EPS CAGR versus the target adjusted EPS CAGR and the total shareholder return, or “TSR”, of our common stock relative to the common stock of companies in an investment peer group (“Investment Peer Group”). The Investment Peer Group consists of companies in the testing, inspection construction management and engineering sectors.

The adjusted EPS is fully diluted earnings per share, or EPS, under generally accepted accounting principles (GAAP), adjusted to remove the effect of (a) non-cash, non-routine items, such as intangible asset impairment charges, and (b) acquisition-related items which are (i) transaction expenses related to acquisitions, such as professional fees and due diligence costs and (ii) the net changes in the fair value of acquisition-related contingent consideration liabilities.

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Relative TSR is determined by comparing the TSR of Mistras common stock versus the TSR of the common stock of the members of the Investment Peer Group. TSR is measured by the change in the stock price of a company from the beginning of a period to the end of the period, plus any distributions to common shareholders. All of these calculations are adjusted for stock splits, stock dividends or other adjustments in common shares. The price at the beginning of the period is the average closing price over the 20 trading day period at beginning of the period. At the end of the measuring period, the same 20 trading day period will be used to determine the ending price, and thus the change in the stock price. This metric is a relative measure, so the metric will measure the TSR of the Company’s common stock during the performance period relative to the members of the Investment Peer Group. For example, if the TSR of our common stock during the performance period is 30% and this return places the our common stock’s TSR performance at the 70th percentile of the Investment Peer Group, the PSUs earned with respect to TSR will be based upon the Company being at the 70th percentile (which would result in an executive earning 150% of target for that metric, based upon the table below).

If the performance for a specific metric is at target level, the executive will receive 100% of his target PSUs in Company common stock for that metric. Each unit is the equivalent to one share of common stock that will be awarded at 100% of target performance. Each executive officer can earn between 0% and 200% of his target award, based upon performance. The following are the targets levels for each metric for the PSU awards granted in fiscal 2015.

Level of Performance	Adjusted EPS CAGR	Percent of Target	Relative TSR Percentile	Percent of Target
Minimum Performance	7.5%	30%	30%	30%
Target	12.5%	100%	50%	100%
Maximum	20%	200%	90%	200%

Below the minimum performance level, no PSUs will be earned for that metric. At minimum performance level of a metric, 30% of the target PSUs for that metric will be earned. If the performance level is at or above the maximum performance level for that metric, 200% of the target PSUs for that metric will be earned. If the performance level for a metric is between minimum performance and target, or between target and maximum performance, the amount of the award would be calculated based upon a straight-line interpolation.

Each metric is measured over a three year period. Accordingly, EPS CAGR is measured in terms of compounded annual growth over fiscal years 2015 to 2017. Likewise, the relative TSR is based upon comparing the 3 year TSR of Mistras common stock versus common stock of the members of the Investment Peer Group during the three year period. The opening price for any period is the average closing price over the 20 trading day period beginning August 10 (or the next business day if August 10 is not a business day), and the ending price will be the average closing price over the 20 trading day period beginning August 10 three years later. Distributions and dividends from August 10 at the beginning of the period to August 9 three years later will be included for purposes of determining the TSR for a given stock. The initial period for relative TSR was the 20 trading day period beginning August 11, 2014 to the 20 trading day period beginning August 10, 2017. The average closing price for Mistras common stock over the initial 20 trading day period was $21.53, the price used to determine the number of PSUs each executive was awarded.

A transition period was used for the program because, in the past, awards were paid annually based upon one-year performance metrics. If no such awards were granted, the executive officers would have a two year period for which they earn no awards. Accordingly, in order to keep the level of annual compensation opportunity comparable year over year, the Compensation Committee decided to provide for transition awards. Therefore, in fiscal 2014 each executive officer was granted one award for the one-year period for fiscal 2014 and one award for the two-year period of fiscal 2014 to 2015, in addition to the award for the three-year period of fiscal 2014 to 2016.

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At the end of the three year performance period, the PSUs earned will be converted into shares of Mistras common stock which will then be fully vested. Prior to the end of the 20 trading day period at the end of the three year performance period, no units will vest, and the award will terminate if an executive officer’s employment is terminated prior to the end of that 20 trading day period, except as otherwise provided in the Company’s severance policy or any employment agreement between the Company and the executive. The one-year and two-year transition awards will not vest until the end of the first three year period is completed (the end of the 20 trading day period that begins on August 10, 2016).

The Investment Peer Group used to determine TSR includes the compensation peer group, but also includes a broader range of companies in the testing, inspection, construction management and engineering industries. This group was selected because it is the industry sector in which we are identified for investment purposes. The Investment Peer Group is larger than our compensation peer group in order to capture an appropriate average, given the potential distortion that could result in the performance of a small group if one or two companies had significant changes in stock price (positive or negative). The Investment Peer Group consists of the following companies:

AECOM	Aegion Corporation
The Babcock & Wilcox Company	Badger Meter Inc.
Barrett Business Services, Inc.	Bureau Veritas S.A.
Cal Dive International, Inc.	Chicago Bridge & Iron Company N.V.
Circor International, Inc.	CEB Inc.
Exponent, Inc.	Fluor Corporation
Furmanite Corporation	GP Strategies Corporation
Jacobs Engineering Group Inc.	KBR, Inc.
Matrix Service Company	McDermott International, Inc.
MYR Group Inc.	Quanta Services, Inc.
SGS SA	Team, Inc.
Tetra Technologies, Inc.	Willbros Group, Inc.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group, which was modified in 2015 to take into account the growth of the Company. In deciding the companies to include in the compensation peer group, management and the Compensation Committee focused on companies that are involved in or related to the asset protection industry or industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The compensation peer group consists of the following companies:

Aegion Corporation	Badger Meter Inc.
Circor International, Inc.	Exponent Inc.
Furmanite Corporation	Matrix Service Company
Team, Inc.

The Compensation Committee used the peer group to assess the competiveness of our compensation programs and the various components and to assist the Compensation Committee in making compensation decisions. The Compensation Committee considered base salaries, target award levels, total cash compensation (base salary and cash bonus awards), long-term equity compensation, and total compensation in this assessment.

As stated above, Pay Governance also assisted and advised the Compensation Committee on the development of the equity plan for executive officers that was put in place in fiscal 2014.

Pay Governance does not perform any work for our management and is retained only by the Compensation Committee.

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2015 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2015 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal year. This enables the Compensation Committee and the Chairman and CEO to make decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers’ salaries for fiscal 2015 were $504,400 for Sotirios Vahaviolos; $338,000 for Jonathan Wolk; $316,400 for Michael Lange; $292,000 for Dennis Bertolotti; and $263,120 for Michael Keefe. Due to the significant drop in oil prices and its impact on the oil and gas industry, we deferred increasing the base salary for our managers, including our named executive officers, except for Mr. Bertolotti, who had his salary increased to $310,000 due to his promotion to Executive Vice President for Services in the Americas. Accordingly, salaries will remain the same until such time as we determine the economic conditions warrant an increase.

Bonus Plan

The Company performed above the target level for revenue, achieving 101.9% of target performance, which resulted in a payout of 109.3% of target award for this metric. However, corporate performance for EBITDAS and EBITDAS margin were below the threshold levels, so accordingly no payouts were earned for these metrics. The Services division, on which a portion of Messrs. Bertolotti’s and Lange’s bonus plan awards are based, was above target for revenue, achieving 107.5% of target for a payout of 145.4% of target award for the revenue metric. The Services division was right about at target for EBITDAS (100.1%), resulting in a payout of 100.5% for that metric. However, the Services division missed the threshold level for EBITDAS margin and therefore no payout was earned for that metric. All the named executive officers received awards based upon the performance of these metrics calculated in accordance with the bonus plan.

All of our named executive officers were paid at 200% of their 20% individual performance awards. In awarding these levels, the Compensation Committee took into account several factors. First, the Company had strong performance in the first half of the fiscal year. However, the significant and sudden drop in the price of oil impacted the industry and our customers dramatically. The Compensation Committee believed that management performed well, holding onto customers and remaining profitable in the second half of fiscal 2015, albeit lower than planned. The Compensation Committee also took into account the need to reward the management team for various initiatives we undertook in fiscal 2015 which the Compensation Committee believes will enhance our long-term profitability and management’s determination to stay on this course despite turmoil in the industry, Europe and Brazil, which also adversely impacted results. The Compensation Committee also decided that awarding the individual performance awards at this level provided our named executive officers with total cash bonus awards that were overall fair, but still below target for most executives.

Equity Compensation

Each executive officer was awarded three year PSUs during 2015 for the performance period of fiscal 2015 to 2017. The target award of PSUs for each person was determined based upon a percentage of the individual’s base salary, divided by the stock price at the beginning of the performance period using the 20 trading day average used to determine the opening Mistras stock price for purposes of relative TSR, which was $21.53.

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The following are the number of PSUs awarded to each named executive for the three year performance period of 2015 to 2017:

Name	PSUs Awarded
Sotirios J. Vahaviolos	46,856
Jonathan H. Wolk	12,559
Michael J. Lange	14,696
Dennis Bertolotti	10,850
Michael C. Keefe	9,777

As described below under “Changes to Equity Compensation for 2016”, all our executive officers, including our named executive officers, surrendered and released any payout for these PSU’s, as well as the PSUs for the 2014-2016 cycle, in exchange for awards under the modified equity compensation program for 2016.

For the two year transition awards for fiscal 2014 to 2015 which were awarded in fiscal 2014, the Company did not achieve the minimum adjusted EPS, so no shares will be earned by our executive officers for the adjusted EPS portion of these PSUs. For the relative TSR portion of these awards, the results will not be known until late September 2015 after the 20 trading day measuring period is completed. Any shares that are earned will vest in September 2016.

For the one year transition award granted in fiscal 2014, the relative TSR portion was determined in fiscal 2015 and resulted in 170% of target being earned, but nothing was earned for the adjusted EPS portion of the award. The shares will vest in September 2016.

Additional Awards in 2015

In fiscal 2015, Mr. Lange received a cash bonus of $15,000 and 6,500 RSUs as additional compensation for completing the strategic acquisition of The Nacher Corporation.

Overall Compensation for 2015 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal year, and our performance for that fiscal year. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. For example, PSUs granted in October 2014 for the period of fiscal 2015 to 2017 pertain to and are earned based upon performance from 2015 to 2017. However, the Summary Compensation Table includes the entire value of these grants in fiscal 2015 based upon the value used for stock compensation accounting under FASB ASC Topic 718, as required by the SEC rules for summary compensation table disclosure. Furthermore, this value for accounting purposes may not relate to the actual value received. For example, 75% of the one year and two year transition awards of PSUs granted in fiscal 2014 pertained to fiscal 2014 and fiscal 2014 and 2015 adjusted EPS performance, for which the executives earned no shares. Accordingly, the value actually received for those awards was, or will be, substantially less than the value in the summary compensation table for those PSU awards. Finally, as described below, our executive officers have surrendered and released all rights to receive any shares or other compensation under the PSU awards for the three year periods of 2014 to 2016 and 2015 to 2017, but the entire value for accounting purposes is included in the summary compensation table.

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Review of Equity Awards to Executive Officers and All Employees

As part of reviewing executive compensation, the Compensation Committee also takes into account the total equity awards granted to all employees and the total shares awarded in a given year. When considering equity awards, we and the Compensation Committee look at the total grants that are or can be earned by the executive officers versus those for all other employees. The Compensation Committee takes into the account that executive officers have been awarded PSU which may or may not be earned, versus RSUs, which vest over time with no performance criteria. Only RSUs are awarded to employees who are not executive officers or members of senior management; over the past three years, executive officers have received only RSUs and PSUs. The Compensation Committee and the Company look to award equity in a manner that distributes them fairly and provides incentive to all levels of management.

The following table illustrates for each of the last three fiscal years (a) the total RSUs awarded to the CEO and all other executive officers, subject to time vesting only, (2) PSUs which have actually been earned (or which may be earned for fiscal 2015) based upon performance criteria by the CEO and all other executive officers, (3) total equity awards granted to all other employees, (4) total equity awards for all employees, and (5) awards to the CEO and to all executive officers as a percentage of the total awards to all employees. The fiscal year in which awards are included is the year of performance for which awards were granted or earned. Grants of RSUs made after the end of the fiscal year, but were awarded based upon the performance of that just completed fiscal year are considered awards for that fiscal year. For example, RSUs awarded in August 2014 which pertain to our fiscal 2014 performance are considered awarded for 2014, although the award was actually made in fiscal 2015. For PSUs with multi-year performance, the last year of the cycle is the year attributed to the award grant. Accordingly, the PSUs for fiscal 2014 to 2015 are considered earned in 2015, and only the amount earned is included.

	Fiscal Year
	2013	2014	2015
RSUs awarded to CEO	12,745
PSUs earned by CEO (estimated for 2015*)		22,490	13,230
Total CEO awards	12,745	22,490	13,230

RSUs awarded to other executive officers	17,137	58,000	6,500
PSUs earned by other executive officers (estimated for 2015*)		30,484	17,932
Total Awards for other executive officers	17,137	88,484	24,432

Total awards for all executive officers	29,882	110,974	37,662

Total awards for all other employees	213,025	189,222	174,810

Total awards for all employees	242,907	300,196	212,472

Awards for CEO as a percentage of total awards	5%	7%	6%

Awards for all executive officers as a percentage of total awards	12%	37%	18%

* For fiscal 2015, executive officers will not earn any PSUs for the adjusted EPS portion of the awards, which comprises of 75% of the award. The amount included in 2015 is for the relative TSR portion at target; the actual award amount will not be determined until late September.

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Changes to Equity Compensation for Fiscal 2016

The Compensation Committee approved changes to our equity compensation plan for our executive officers for fiscal 2016. The Compensation Committee approved modifications to the plan to eliminate the three-year measurement period and the relative TSR for several reasons. First, given that we are still growing and maturing, setting fixed financial performance metrics over a three-year period is very challenging. The Compensation Committee believed that this task is difficult even for mature, long-tenured companies. For example, the recent dramatic drop in oil prices and the impact that had on us and our industry and customers is difficult to predict over a three-year period. Second, the Compensation Committee was concerned with keeping the executive team motivated. With a three year performance period, a poor first year, in which unusual market conditions result in performance far below target, the long-term awards lose much of the value if the executive officers do not perceive much value in the award. The same can occur with a one year measurement period, but the Compensation Committee believes that establishing new of targets based upon the business plan and budget for the very next fiscal period provides greater incentive for the executive team. Another factor was that the relative TSR metric has been expensive to administer relative to its benefit, due the costs of having a third party value the awards, which then need to be audited and evaluated by experts at our independent auditors, and then having the results verified. Given that very few individuals received these awards, and that only 25% of equity incentive awards were based upon relative TSR, management and the Compensation Committee believed that the cost of administration outweighed the benefits of using this metric versus other metrics that align management with shareholder interests. Finally, the plan did not provide for any performance award based upon individual performance, which can be important when executive officers need to take action in difficult times. Accordingly, the Compensation Committee decided that changes were warranted that would take into account our financial plans over a shorter time period and allow for a discretionary portion of the award based upon individual performance.

Accordingly, the Compensation Committee approved modifications to the equity plan for fiscal 2016 which require that we meet one year performance metrics based upon our financial plan and forecast for the fiscal year. The revised plan also includes a component for individual performance. Based upon performance, executive officers will be awarded restricted stock units, or RSUs, which vest over a four year period.

The equity plan for fiscal 2016 has three metrics that are based upon our fiscal 2016 performance: (i) operating income, which accounts for 35% of the award, (ii) adjusted EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other non-routine items as determined by the Compensation Committee, and accounts for 25% of the award, and (iii) revenue, which accounts for 20% of the award. The remaining 20% of the award potential is discretionary, based upon the individual executive officer’s performance. The target for each metric was based on our plan set at the beginning of fiscal year 2016 and reviewed by the Board of Directors, which was also the basis for the guidance we provided to the market at the beginning of the fiscal year for our fiscal 2016 performance.

If the performance for a specific metric is at target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. A minimum of 80% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 80% of performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 80% and 100% of target for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 80% level equating to a 2.5% increase in the percentage of target award. If the performance for a specific metric exceeds 100% of the target level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of target. If performance is between 100% and 120% of target performance for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in the percentage of target award. The Compensation Committee will determine the individual performance portion of the award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee will determine the individual performance portion of the awards for the other executive officers.

Under the revised plan, the target award for each executive officer is established in RSUs based upon the stock price after we release results for the just completed fiscal year. At the end of the fiscal year, an executive officer will be awarded RSUs based upon our performance against the metrics and the executive officer’s individual performance, which is then applied to the executive officer’s target award of RSUs. For example, if an executive officer has a target award of 10,000 RSUs and the Company and individual performance results in the executive officer achieving 115% of target, that executive officer would be awarded 11,500 RSUs. The RSUs an executive officer receives will vest 25% per year on each first four one-year anniversary dates of end of the fiscal year for which the RSUs are earned, the first such vesting being May 31, 2017 for the RSUs, if any, that may be awarded for fiscal 2016.

As a condition for receiving any awards for fiscal 2016 under the revised plan, an executive officer was required to surrender and release all rights to receive any shares or other compensation under the PSU awards for the three-year periods of fiscal 2014 to 2016 and fiscal 2015 to 2017. All of our executive officers have agreed to surrender and release all such rights under those awards.

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Role of Executive Officers in Setting Compensation

Dr. Vahaviolos plays a role in setting compensation for executive officers, as has been the case historically since he founded the Company over 37 years ago. Dr. Vahaviolos has been operating in the NDT and asset protection industry for close to 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2015, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ input and guidance regarding compensation for other executive officers.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

We have an employment agreement with Dr. Vahaviolos for the positions of Chairman of the Board and Chief Executive Officer. The agreement is currently in a one year term which automatically renews for successive one-year periods in the absence of an election by either party to terminate. The employment agreement is described further under “Vahaviolos Employment Agreement” and the subheading of “Dr. Vahaviolos” under “Potential Payments upon Termination of Employment.” We have established a severance plan for our other named executives officers that is further explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.”

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive officers and directors, from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) purchasing our securities on margin.

Continuing Review of Compensation Practices

We will continue to review our compensation practices and programs and expect to make changes going forward as needed, as evidenced by the changes made to the equity plan as described above under “Changes to Equity Compensation for Fiscal 2016.”

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, any persons who served in the role of principal financial officer during fiscal 2015, and each of the next three most highly compensated executive officers in fiscal 2015. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sotirios J. Vahaviolos.	2015	500,699		748,759	312,096	26,273	1,587,827
Chairman, President and	2014	476,286	—	4,539,751	316,690	24,408	5,357,136
Chief Executive Officer	2013	435,486	—	797,022	212,598	24,113	1,469,219

Jonathan H. Wolk. .	2015	335,500		200,693	135,323	12,221	683,737
Executive Vice President, Chief	2014	168,750	—	1,648,459	137,315	42,509	1,997,033
Financial Officer and Treasurer (effective November 18, 2013)

Michael J. Lange ..	2015	314,054	15,000	339,492	193,114	9,335	870,995
Vice Chairman and Group Executive	2014	302,040	—	1,614,507	150,332	8,488	2,075,367
Vice President, Strategic Planning and Business Development	2013	296,522	—	279,508	109,954	8,529	694,513

Dennis Bertolotti.	2015	289,693	—	173,383	148,518	15,803	627,397
Group Executive Vice President,	2014	272,615	50,800	1,388,859	140,310	16,541	1,869,125
Services for Americas	2013	243,128	—	183,334	75,182	12,871	514,515

Michael C. Keefe.	2015	261,174	—	156,236	95,767	11,879	525,056
Executive Vice President,	2014	248,754	14,800	1,003,370	97,177	14,322	1,378,423
General Counsel and Secretary	2013	226,204	—	162,982	65,700	13,218	468,104

(1)	This column represents the value of RSUs and PSUs based upon their grant date fair value for stock compensation under FASB ASC Topic 718. For fiscal 2016 Mr. Lange’s awards include $104,650 of RSU’s and $234, 842 of PSU’s for the 3 year period of fiscal 2015 to 2017; for all other named executive officers, the value represents PSU’s for the 3 year period of 2015 to 2017. As explained above in the Compensation Discussion and Analysis, all named executives have surrendered and released rights to stock and other compensation amounts payable under the PSU awards awarded in fiscal 2015, so no value will be realized for these PSU awards.

With respect to the awards in fiscal 2014, each named executive officer surrendered and released the awards of the PSUs for the 3 year cycle of 2014 to 2016, which represented a grant date value included in 2014 of: $1,434,637 for Dr. Vahaviolos; $384,528 for Mr. Wolk; $449,918 for Mr. Lange; $331,284 for Mr. Bertolotti; and $299,354 for Mr. Keefe.

(2)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officer during the fiscal year.

(3)	All Other Compensation in 2015 included the following: $15,986 of vehicle usage and $8,996 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $5,400 vehicle allowance and $6,555 of matching contributions under our 401(k) plan for Mr. Wolk; $4,364 of vehicle usage and $4,016 of matching contributions under our 401(k) plan for Mr. Lange; $8,719 of vehicle usage and $5,794 of matching contributions under our 401(k) plan for Mr. Bertolotti; and $5,400 of vehicle allowance and $5,963 of matching contributions under our 401(k) plan for Mr. Keefe.

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Grants of Plan-Based Awards in Fiscal 2015

The following table provides information regarding grants of non-equity plan-based awards to our named executive officers in fiscal 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Sotirios J. Vahaviolos.	(1)	214,370	428,740	857,480
Jonathan H. Wolk	(1)	92,950	185,900	371,800
Michael J. Lange	(1)	94,920	189,840	379,680
Dennis Bertolotti	(1)	73,000	146,000	292,000
Michael C. Keefe.	(1)	65,780	131,560	263,120

(1)	Amounts are potential payouts under the Company’s annual bonus plan for executive officers for fiscal 2015, which are based on Company performance. The threshold assumes minimum performance and minimal awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level. The actual awards for fiscal 2015 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2015.

The following table provides information regarding grants of equity awards to our named executive officers in fiscal 2015.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Sotirios Vahaviolos	10/22/2014	14,057	46,856	93,714		748,759

Jonathan Wolk	10/22/2014	3,768	12,559	25,118		200,693

Michael Lange	10/22/2014	4,409	14,696	29,392		234,842
	10/22/2014				6,500	104,650

Dennis Bertolotti	10/22/2014	3,255	10,850	21,700		173,383

Michael Keefe	10/22/2014	2,933	9,777	19,554		156,236

The grant date value for the stock awards is based upon FASB ASC Topic 718:

(1)	All of the named executive officers surrendered and released these awards and all share or compensation that could be earned under these awards as part of the Compensation Committee adopting a new equity incentive program for fiscal 2016.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2015:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)(1)	Option exercise price ($/share)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)
S. Vahaviolos	1,950,000	13.46	9	/01/2019	60,746	1,124,408	152,694	2,826,366
J. Wolk					24,778	458,641	40,927	757,559
M. Lange	139,358	13.46	7	/21/2019	36,829	681,705	47,888	886,407
D. Bertolotti	26,000	10.00	4	/09/2019	27,035	500,418	35,290	653,218
M. Keefe					15,767	291,847	31,861	589,747

(1)	All options are exercisable; no unexercisable or unvested options are outstanding.

(2)	These columns represent the PSUs for the 2 year cycle of fiscal 2014 to 2015 and the 3 year cycles of fiscal 2014 to 2016 and 2015 to 2017. The named executive officers have surrendered and released any stock or other compensation that could be earned for the two 3 year cycle PSUs. The Company did not meet the adjusted EPS threshold for the PSUs for the 2 year cycle of 2014 to 2015, so the only shares that can be earned from all of these units is for the relative TSR portion of the 2014-2015 PSU awards, which represents 25% of the award. The following is the total unearned PSUs that could be earned, at the target payout:

Name	Unearned PSUs that could be earned at target (#)	Market value of units as of May 31, 2015($)
Sotirios Vahaviolos	13,230	$244,883
Jonathan Wolk	3,546	$65,636
Michael Lange	4,149	$76,798
Dennis Bertolotti	3,055	$56,548
Michael Keefe	2,761	$51,097

Option Exercises and Stock Vesting in Fiscal 2015

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sotirios J. Vahaviolos	30,073	651,713
Jonathan Wolk	6,250	105,875
Michael J. Lange	11,255	243,763
Dennis Bertolotti	10,553	225,555
Michael C. Keefe	6,136	133,038

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Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

We have a Severance Plan that covers all of our executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. This severance plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

All of our named executive officers will receive the benefits of the severance plan, with the exception of Dr. Vahaviolos, who has an employment agreement with us which controls his severance.

The following summarizes the payments and benefits that would be owed by us to the named executive officers upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2015.

Dr. Vahaviolos

Event	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$756,600	$643,110	$3,950,774	$63,768	$5,414,252
Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$1,008,800	$857,480	$3,950,774	$63,768	$5,880,822
Disability or death	$252,200	—	$3,950,774	$21,138	$4,224,122

(1)	Dr. Vahaviolos is also entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. This amount does not include the amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well.

(2)	Dr. Vahaviolos’ RSUs vest upon the termination of his employment for any of the events listed above and PSUs will be deemed earned and vested at target. The closing price of our common stock on May 29, 2015 was $18.51 per share, and Dr. Vahaviolos had 60,746 unvested RSUs and earned PSUs and 152,694 unearned PSUs as of May 31, 2015.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50  miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

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Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan, if an executive officer’s employment is terminated, the executive officer would receive the following:

•	If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 month base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.

•	If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months base salary plus 1-1/2 time his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest. Any outstanding performance-based awards will be earned and vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance. Any vested stock options shall expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive which were not paid out or fully vested in connection with the change in control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of fiscal 2015 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above under Dr. Vahaviolos’ employment agreement.

Circumstance of Termination	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
No Change in Control
Jonathan Wolk	$338,000	—	$741,221	$15,906	$1,095,127
Michael Lange	$316,400	—	$955,425	$10,539	$1,282,364
Dennis Bertolotti	$292,000	—	$684,487	$15,951	$992,438
Michael Keefe	$263,120	—	$578,259	$15,951	$857,330

Change in Control
Jonathan Wolk	$507,000	$278,850	$1,214,867	$15,906	$2,016,623
Michael Lange	$474,600	$284,760	$1,568,112	$10,539	$2,338,011
Dennis Bertolotti	$438,000	$219,000	$1,256,644	$15,951	$1,929,595
Michael Keefe	$394,680	$197,340	$882,594	$15,951	$1,490,565

(1)	Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.

(2)	This assumes all PSUs are paid at target performance.

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Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive Chairman of the Board and Chief Executive Officer. The agreement currently is in effect for a one-year period which automatically renews each August 31 in the absence of an election by either party to terminate. The employment agreement provides for an annual review by the Compensation Committee of Dr. Vahaviolos’ base salary and for annual short-term incentive opportunities targeted at no less than 75% of his annual base salary. Under this agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock, which are now fully vested, with an exercise price equal to $13.46 per share.

Under his employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under “Potential Payments upon Termination of Employment” above. If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits to which he is entitled under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2016 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 11, 2016, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 11, 2016 in our proxy materials for the 2016 annual meeting.

A shareholder may also nominate directors or have other business brought before the 2016 annual meeting by submitting the nomination or proposal to us on or after June 22, 2016, and on or before July 22, 2016, in accordance with Section 2.14 of our bylaws. If, however, our 2016 annual shareholders meeting is held before September 20, 2016 or after December 19, 2016, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

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Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle (¼ of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately ½ mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, October 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, October 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Nicholas DeBenedictis   02 James J. Forese   03 Richard H. Glanton   04 Michael J. Lange   05 Manuel N. Stamatakis
06 Sotirios J. Vahaviolos   07 W. Curtis Weldon

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2016.	☐	☐	☐
3. Approval of an advisory vote on the compensation of Mistras Group named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000255174_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, the Annual Report is/are available at www.proxyvote.com .

MISTRAS GROUP, INC.
Annual Meeting of Shareholders
October 20, 2015 5:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Sotirios Vahaviolos, Michael Keefe and Jonathan Wolk, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 20, 2015, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000255174_2 R1.0.0.51160